SYMETRA LIFE INSURANCE COMPANY SALES AGREEMENT
FOR VARIABLE PRODUCTS AND REGISTERED INDEXED ANNUITY PRODUCTS

Agreement dated as of ____________________, 20__ ("Agreement"), by and among Symetra Life Insurance Company, an Iowa insurance company ("Symetra Life"), Symetra Securities, Inc., a Washington corporation ("SSI"), (together with SSI, "Symetra"), and
______________________________________, a ____________________corporation ("Broker-Dealer") and ____________________________________________, a____________________________corporation ("Insurance Agency").

RECITALS:

A.Symetra Life pursuant to distribution agreements with SSI (the "Distribution Agreements") has appointed SSI as the principal underwriter for the offering of the class or classes of group and individual variable life insurance and annuity contracts and registered indexed annuity contracts identified in Schedule 1 to this Agreement at the time that this Agreement is executed, and such other class or classes of variable insurance products and registered indexed annuity products that may be added to Schedule 1 from time to time in accordance with Section 2(f) of this Agreement (each, a "class of Contracts"; all such classes, the "Contracts"). For the purposes of this Agreement (including the schedules), a group life insurance or annuity "enrollment form" shall mean the same as the individual "application," "certificate" shall mean the same as "contract" and all other group insurance terms shall have the same meaning as their individual insurance contract counterpart. Each class of variable contracts will be issued by Symetra Life through one or more separate accounts of Symetra Life ("Separate Accounts") and each class of variable contracts will be funded by shares of certain registered investment companies (each, a "Fund"; together, the "Funds") and/or by a fixed account option(s). The registered indexed annuity contracts are or will be registered with the SEC (as defined below) as securities under the 1933 Act (as defined below) but will not be treated as variable annuity contracts under the Investment Company Act of 1940, as amended (the “1940 Act”), nor will any separate accounts maintained by Symetra Life in connection with the registered indexed annuity contracts be registered with the SEC under the 1940 Act. Pursuant to the Distribution Agreements, Symetra Life has authorized (or will authorize) SSI to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers would be authorized to participate in the offering and sale of the Contracts.

B.Broker-Dealer is a broker-dealer and Insurance Agency is a life insurance agency, where: (check which applies below)

Insurance Agency is an Affiliate (as defined below) of Broker-Dealer; or Insurance Agency is the same person as Broker-Dealer; or
Broker-Dealer controls Insurance Agency's securities-related activity by contract.

C.The parties to this Agreement desire that Broker-Dealer and Insurance Agency be authorized to participate in the offering of and solicit applications for the sale of the Contracts subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.Additional Definitions.
(a)Registration Statement - With respect to each class of Contracts, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto, including financial statements included therein and all exhibits thereto.

(b)Prospectus - With respect to each class of Contracts, the current prospectus for such class of Contracts.

(c)1933 Act - The Securities Act of 1933, as amended.

(d)1934 Act - The Securities Exchange Act of 1934, as amended.

(e)1940 Act - The Investment Company Act of 1940, as amended.

(f)Agent - An individual associated with Broker-Dealer and Insurance Agency who (i) is registered with Broker-Dealer and who possesses the requisite FINRA and state securities registrations to offer and sell the Contracts; (ii) possesses the requisite state insurance producer licenses to offer and sell the Contracts; and (iii) is appointed with Symetra Life.

(g)Contract – An annuity contract and or life insurance policy contract, as is applicable.

(h)Premium - A payment made under a Contract to purchase benefits under such Contract.

(i)Service Center - Symetra Life Insurance Company, P.O. Box 34690, Seattle, WA 98124-1690 or such other address as may be designated from time to time by Symetra Life and provided to Insurance Agency and Broker-Dealer.

(j)SEC - The Securities and Exchange Commission.

(k)FINRA – The Financial Industry Regulatory Authority, Inc.

(l)Affiliate - With respect to a person, any other person controlling, controlled by, or under common control with, such person.

(m)Broker-of-Record - Generally, the person designated in Symetra Life records as the person, with respect to a Contract, who is entitled to receive compensation payable with respect to such Contract and who is able to contact directly the owner of such Contract. In the case of compensation payable with respect to a Premium, the Broker-of-Record shall be the party designated as such in the Symetra Life records at the time such Premium is accepted by Symetra Life. In the case of any payment of compensation payable with respect to Contract value, the Broker-of-Record shall be the party designated as such in Symetra Life records in accordance with Symetra Life's policies and procedures in effect at the time any such payment is payable.

2.Authorization of Broker-Dealer and Insurance Agency.
(a)Pursuant to the authority granted to it in the Distribution Agreements, SSI hereby authorizes Broker- Dealer under the securities laws, and Symetra Life hereby authorizes Insurance Agency under the insurance laws, each in a non-exclusive capacity, to sell the Contracts. Broker-Dealer and Insurance Agency accept such authorization.

(b)Broker-Dealer and Insurance Agency acknowledge that no territory is exclusively assigned hereunder, and Symetra Life reserves the right in its sole discretion to establish or appoint one or more broker- dealers or agencies to offer and sell the Contracts (and other insurance contracts issued by Symetra Life) in any jurisdiction in which Insurance Agency is authorized to transact business hereunder.
(c)Insurance Agency is vested under this Agreement with power and authority to select and recommend individuals associated with Insurance Agency for appointment as Agents of Symetra Life, and only individuals so recommended by Insurance Agency shall become Agents, provided that Symetra Life reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time, or refuse to renew an appointment, with or without cause.

(d)Neither Broker-Dealer nor Insurance Agency shall expend or contract for the expenditure of the funds of SSI or Symetra Life. Broker-Dealer and Insurance Agency each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Symetra Life shall have agreed in advance in writing to share the cost of any such expenses. Initial and renewal state appointment fees for Insurance Agency and appointees of Insurance Agency as Agents of Symetra Life will be paid by Symetra Life or Insurance Agency in accordance with Symetra Life's policies and procedures, which may be changed by Symetra Life in its sole discretion at any time without notice. Neither Broker-Dealer nor Insurance Agency shall possess or exercise any authority on behalf of Symetra Life other than that expressly conferred on Broker- Dealer or Insurance Agency by this Agreement. In particular, and without limiting the foregoing, neither Broker-Dealer nor Insurance Agency shall have any authority, nor shall either grant such authority to any Agent, on behalf of Symetra Life: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract provision; to extend the time of paying any Premiums; to endorse checks or money orders payable to Symetra Life; or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to Symetra Life).

(e)Broker-Dealer and Insurance Agency acknowledge that, to the extent permitted by law, Symetra Life has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium.

(f)Schedule 1 to this Agreement may be amended upon notice by Symetra Life in its sole discretion from time to time to include other classes of variable annuity contracts or variable life insurance contracts, and other classes of registered indexed contracts. The provisions of this Agreement shall be equally applicable to each such class of Contracts unless the context otherwise requires. Schedule 1 to this Agreement may be amended by Symetra Life at its sole discretion from time to time to delete classes of variable annuity contracts, variable life insurance contracts or registered indexed contracts, or states in which the Contracts may be offered.

(g)Symetra Life acknowledges that Broker-Dealer and Insurance Agency are each an independent contractor. Accordingly, Broker-Dealer and Insurance Agency are not obliged or expected to give full time and energies to the performance of their obligations hereunder, nor are Broker-Dealer and Insurance Agency obliged or expected to represent SSI or Symetra Life exclusively. Nothing herein contained shall constitute Broker-Dealer, Insurance Agency, the Agents or any agents or representatives of Broker-Dealer or Insurance Agency as employees of SSI or Symetra Life in connection with the solicitation of applications for the Contracts.

3.Licensing and Registration of Broker-Dealer, Insurance Agency and Agents.
(a)Broker-Dealer represents that it is a broker-dealer registered with the SEC under the 1934 Act and is a member of FINRA. Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, and be a member in good standing of FINRA.

(b)Insurance Agency represents that it is a licensed life insurance agent where required to solicit applications, except that if Insurance Agency cannot be qualified to be a licensed life insurance agent until appointed by an insurer, Insurance Agency represents that it is qualified to be a licensed insurance agent but for the appointment by an insurer. Insurance Agency must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which Insurance Agency intends to perform its functions and fulfill its obligations hereunder.

(c)Broker-Dealer shall ensure that no individual shall offer or sell the Contracts on behalf of Broker-Dealer in any state or other jurisdiction in which the Contracts may lawfully be sold unless such individual is an associated person of Broker-Dealer (as that term is defined in section 3(a)(18) of the 1934 Act) and duly registered with FINRA and any applicable state securities regulatory authority as a registered person of Broker-Dealer qualified to sell the Contracts in such state or jurisdiction. Broker-Dealer shall be responsible for background investigations of the Agents to determine their qualifications, good character, and moral fitness to sell the Contracts.

(d)Insurance Agency shall ensure that no individual shall offer or sell the Contracts on behalf of Insurance Agency in any state or other jurisdiction unless such individual is duly licensed and appointed as an agent of Symetra Life, and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. Insurance Agency shall furnish Symetra Life with proof of proper licensing of Agents or other proof, reasonably acceptable to Symetra Life, of satisfaction by Agents of licensing requirements prior to Symetra Life appointing any such individual as an Agent of Symetra Life.

(e)If Insurance Agency is an Affiliate of Broker-Dealer or if Broker-Dealer controls Insurance Agency's securities-related activities by contract as reflected in Recital B to this Agreement, then by engaging in the distribution activities contemplated by the Agreement, Broker-Dealer and Insurance Agency represent and warrant either that:

(i)Broker-Dealer and Insurance Agency:

(A)have obtained a letter from the Staff of the SEC advising Broker-Dealer and Insurance Agency that the Staff will not recommend enforcement action if Insurance Agency is not registered as a broker-dealer with the Commission; and

(B)are complying and will continue to comply with the conditions set forth in such letter at all times while the Agreement is in effect; or

Broker-Dealer and Insurance Agency are relying on the SEC no-action letter dated April 23, 2013 issued to the Committee of Annuity Insurers, et al, with respect to the securities-related activities of licensed insurance agencies involved in the distribution of variable insurance products and agree that during the term of the Agreement Broker-Dealer and Insurance Agency shall operate in compliance with applicable provisions of such no action letter. Broker-Dealer and Insurance Agency shall notify Symetra Life immediately in writing if Broker-Dealer and/or Insurance Agency fail to comply with any of the applicable provisions set forth above.

4.Broker-Dealer and Insurance Agency Compliance.
(a)Insurance Agency shall train, supervise, and be solely responsible under applicable law for the conduct of the Agents in their solicitation activities in connection with the Contracts, and shall supervise Agents' compliance with applicable rules and regulations of any insurance regulatory agencies that have jurisdiction over variable contracts activities and registered indexed contracts activities, including state insurance suitability laws and regulations, as well as the rules and procedures of Symetra Life pertaining to the solicitation, sale and submission of applications for the Contracts, as provided in writing to Insurance Agency by Symetra Life from time to time.
(b)Broker-Dealer shall be solely responsible under applicable securities laws for securities training, supervision and control of the Agents in connection with their solicitation activities with respect to the Contracts and shall supervise Agents' strict compliance with applicable federal and state securities law and FINRA requirements in connection with such solicitation activities. Broker-Dealer represents and warrants that it has established and implemented a supervision system that is reasonably designed to achieve compliance with FINRA suitability and supervision requirements for variable sales. Broker- Dealer shall maintain these requirements during the term of this Agreement and shall also apply these requirements to recommendations of and transactions in the registered indexed contracts, as though the registered indexed products are variable products under FINRA rules. Broker- Dealer acknowledges and agrees that it shall be solely responsible for ensuring that sales of variable products and registered indexed products by Broker-Dealer, Insurance Agency and the Agents are made in compliance with FINRA rules pertaining to suitability and supervision of variable product recommendations and transactions. Broker-Dealer shall allow Symetra Life to monitor and audit Broker-Dealer’s performance of its suitability obligations under this paragraph (b) and shall cooperate with Symetra Life in its efforts (including providing such information as Symetra Life may require).

(c)Broker-Dealer and Insurance Agency hereby represent and warrant that they are, and during the term of this Agreement agree that they shall remain, duly in compliance with all federal and state securities laws and regulations applicable to their activities hereunder, that are in effect at the time this Agreement is executed and that become effective and applicable during the term of this Agreement, including without limitation state insurance laws and regulations imposing insurance licensing requirements and such laws and regulations governing securities and/or insurance related activities, recommendations, transactions and/or compensation disclosure requirements, as applicable.

(d)Broker-Dealer and Insurance Agency each shall carry out their respective sales and administrative obligations under this Agreement in continued compliance with the rules and procedures of Symetra Life as provided to them in writing from time to time, and with applicable federal and state laws and regulations, including without limitation those governing securities and/or insurance related activities or transactions, as applicable.

(e)Broker-Dealer, Insurance Agency and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts may not be lawfully sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, Broker-Dealer and Insurance Agency may rely on written notification, as revised from time to time, that they receive from Symetra Life.

(f)In addition to any other provisions of this Agreement applicable to Agents, Broker-Dealer and Insurance Agency shall ensure that each Agent shall comply with the standards of conduct applicable to licensed insurance agents and registered representatives including, but not limited to, the following:

(i)An Agent shall recommend the purchase of a Contract to an applicant only if he or she has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance regulatory authority, the SEC and FINRA, including those applicable to variable life and annuity recommendations.

(ii)An Agent shall accept initial Premiums in the form of a check or money order only if made payable to "Symetra Life Insurance Company" and signed by the applicant for the Contract. An Agent shall not accept third-party checks or cash for Premiums.

(iii)All checks and money orders and applications for the Contracts received by an Agent shall be remitted promptly, and in any event not later than 2 business days after receipt, to the Service Center.

(iv)An Agent shall not encourage a prospective purchaser to surrender or exchange an insurance policy or contract in order to purchase a Contract, or conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract unless proper state required replacement procedures are adhered to.

(g)Upon issuance of a Contract, Symetra Life shall, in accordance with its procedures for the Contracts, either deliver such Contract directly to the purchaser or deliver such Contract to Insurance Agency or the Agent for delivery to the purchaser. Upon issuance of a Contract by Symetra Life and delivery of such Contract to Insurance Agency or the Agent, Insurance Agency shall promptly deliver such Contract, or ensure prompt delivery by Agent of such Contract, to its purchaser. Insurance Agency or the Agent shall return promptly to Symetra Life all receipts for delivered Contracts, all undelivered Contracts and all receipts for cancellation, in accordance with the instructions provided by Symetra Life.

(h)In the event that Premiums are sent to Insurance Agency or Broker-Dealer, rather than to the Service Center, Insurance Agency and Broker-Dealer shall promptly (and in any event, not later than 2 business days) remit such Premiums to Symetra Life at the Service Center. Insurance Agency and Broker-Dealer acknowledge that if any Premium is held at any time by either of them, such Premium shall be held on behalf of the customer, and Insurance Agency or Broker-Dealer shall segregate such Premium from their own funds and promptly (and in any event, within 2 business days) remit such Premium to Symetra Life. All such Premiums, whether by check, money order or wire, shall at all times be the property of Symetra Life.

(i)Neither Broker-Dealer, Insurance Agency nor any Agent, in connection with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, a Fund or Fund Shares, other than information or representations which are in accordance with the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a Fund, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied in writing by Symetra Life.

(j)Neither Broker-Dealer, Insurance Agency nor any Agent shall use or implement any promotional, sales or advertising material relating to the Contracts without the prior written approval of Symetra Life (other than material provided by Symetra Life), nor shall any of them make any changes to any material approved or provided by Symetra Life. Broker-Dealer, Insurance Agency and Agent shall comply with all instructions and directions provided by Symetra Life regarding the delivery of Contract Prospectuses in connection with promotional, sales or advertising material.

(k)Neither Broker-Dealer, Insurance Agency nor any Agent shall use with or distribute to the public or any purchaser or prospective purchaser any material labeled “For Broker-Dealer Use Only” relating to the Contracts.

(l)Broker-Dealer and Insurance Agency shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents.

(m)Insurance Agency represents that it maintains and shall maintain such books and records concerning the activities of the Agents relating to a Symetra Life policy or contract applied for, issued or administered by Symetra Life, or any statement of a consumer that expresses dissatisfaction with an Agent or other Symetra Life representative relating to a Symetra Life policy or contract applied for, issued or administered by Symetra Life, as are required by the appropriate insurance regulatory agencies having jurisdiction over Insurance Agency, solicitation and sale and that may be reasonably required by Symetra Life to adequately reflect the Contracts business processed through Insurance Agency. Insurance Agency shall make such books and records available to Symetra Life at any reasonable time upon written request by Symetra Life.
(n)Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents relating to a Symetra Life policy or contract applied for, issued or administered by Symetra Life, or any statement of a consumer that expresses dissatisfaction with an Agent or other Symetra Life representative relating to a Symetra Life policy or contract applied for, issued or administered by Symetra Life, as are required by the SEC, the FINRA and other agencies having jurisdiction over Broker-Dealer and that may be reasonably required by Symetra Life to reflect adequately the Contracts business processed through Broker-Dealer and Insurance Agency. Broker- Dealer shall make such books and records available to Symetra Life at any reasonable time upon written request by Symetra Life relating to a Symetra Life policy or contract applied for, issued or administered by Symetra Life, or any statement of a consumer that expresses dissatisfaction with an Agent or other Symetra Life representative relating to a Symetra Life policy or contract applied for, issued or administered by Symetra Life.

(o)Each party shall promptly furnish to any other party, or its authorized agent any reports and information that the requesting party may reasonably request for the purpose of meeting such party's reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations, and the rules of FINRA.

(p)Broker-Dealer and Insurance Agency shall not pay or allow, or offer to allow any rebate of premium or any other consideration not specified in the policy or contract in order to induce any person to insure with Symetra Life, notwithstanding any provision of state law or any other provision of this Agreement.

(q)Broker-Dealer and Insurance Agency shall not make any misrepresentations or incomplete comparison for the purpose of inducing a policyholder in other companies to lapse, forfeit or surrender insurance.

(r)The federal Violent Crime Control and Law Enforcement Act of 1994, as amended (“Act”), makes it illegal for any individual or business to engage or participate in the business of insurance if that person has been convicted of violating the Act or otherwise has a felony criminal conviction involving dishonesty or breach of trust. It is also illegal to willfully permit another person to engage in the business of insurance if that person is prohibited from doing so under the Act. Broker-Dealer and Insurance Agency each hereby certify that (1) none of its principals, representatives, agents, producers or employees has violated any provision of the Act by engaging or participating in the business of insurance; (2) reasonable efforts have been and are being made by Broker-Dealer and Insurance Agency to identify and prevent, on a continuing basis, persons prohibited by the Act from engaging or participating in the business of insurance; and (3) it shall notify Symetra Life immediately, in writing, if any person or business with whom it participates or engages in the business of insurance is convicted of any crime covered by the Act. Broker-Dealer and Insurance Agency agree to notify Symetra Life, in writing, immediately upon knowing of any misdemeanor or felony charges against it or any of its principals, representatives, agents, producers or employees, and/or any other such incidents including, but not limited to, convictions by any governmental authority for any act or omission involving fraud, dishonesty, breach of trust, theft, misappropriation of money, or breach of any fiduciary duty.

5.Electronic Signatures.
The provisions of this Agreement will become effective upon Broker-Dealer’s submission of a document through an electronic signature platform to Company and Company’s acceptance thereof.

Company will only accept applications and/or service forms and related documents using electronic signature services through a Company-approved provider, service, vendor or application, and only when obtained in compliance with Company’s prescribed procedures. Company’s prescribed procedure requires the use and application of, at minimum, two-factor authentication to verify and confirm signor identity.
Company prescribed procedures shall further require capture and retention of the electronic signature certificate and/ or audit report containing signature transaction metadata to be available at Symetra’s request at a later date. Failure to make such signature certificate or certification data available will require the Broker-Dealer to be the guarantor of such signature validity.

Electronic signatures include the use of any device that electronically affixes the customer’s and/or Producer’s signature to an electronically stored version of the form, including, but not limited to, styluses, digital signature apps, click wraps or other methods. Company and Broker-Dealer and its Producers consent to the use of electronic signatures and the electronic transmission, receipt and storage of documents and certificates associated with such electronic signature.

Instead of or along with hard copies, the execution and delivery of documents via internet electronic mail message, text, attachment or other reasonably accessible method, may be prescribed by Company.
Company may limit the persons authorized to enter into electronic transactions at any time at its sole discretion. Any party originally delivering or transmitting a document electronically, may obtain a hard copy of such document upon written request. Any Broker-Dealer or Producer that receives such a request, shall notify Company promptly.

Company shall allow Broker-Dealer to engage an e-signature provider, service, vendor or application for an electronic signature platform that must be approved by Company for use in order to obtain customer and/or Producer signatures on applications and other associated insurance documents for Company policies, service forms and related documents using electronic signature services.
Accordingly, Broker-Dealer hereby agrees to indemnify and defend Company, its affiliates and employees from and against any and all claims (including reasonable court costs, attorneys’ fees, and the reasonable costs of investigation and defense of such claims) resulting from the failure of the electronic signature platform to comply with the state and federal laws governing electronic signatures and forms.

6.Sales Materials.
(a)During the term of this Agreement, Symetra Life will provide Broker-Dealer, Insurance Agency, and Agents without charge, with as many copies of current Prospectuses, current Fund prospectus(es), and applications for the Contracts, as Broker-Dealer, Insurance Agency or Agents may reasonably request. Upon termination of this Agreement or earlier written request from Symetra Life, Broker-Dealer and Insurance Agency will promptly return to Symetra Life any Prospectuses, applications, Fund prospectuses, and other materials and supplies furnished by SSI or Symetra Life to Broker-Dealer or Insurance Agency or to the Agents.

(b)During the term of this Agreement, SSI will be responsible for providing all promotional, sales and advertising material to be used by Broker-Dealer and Insurance Agency and for ensuring that such materials have been filed with the SEC, FINRA, and/or with any state securities regulatory authorities, to the extent required by applicable law. Upon termination of this Agreement or earlier written request from Symetra Life, Broker-Dealer and Insurance Agency will promptly return to Symetra Life any promotional, sales or advertising material furnished by Symetra Life to Broker-Dealer or Insurance Agency or to the Agents.

7.Commissions and Expenses.
(a)During the term of this Agreement, Symetra Life, on behalf of SSI shall pay to Insurance Agency as compensation for Contracts for which it is the Broker-of-Record, the commissions and fees set forth in Schedules 2 and/or 3 to this Agreement, as such Schedule may be amended or modified at any time, in any manner by Symetra Life, and subject to other provisions of this Agreement. Any amendment to Schedules 2 and/or 3 will be applicable to any Contract for which an application or premium is received by the Service Center on or after the effective date of such amendment or which is in effect after the effective date of such amendment. Compensation with respect to any Contract shall be paid to Insurance Agency only for so long as Insurance Agency is the Broker-of-Record for such Contract. When the balance due to Insurance Agency is less than a reasonable minimum established by Symetra Life, payments to Insurance Agency may be paid only when such minimum is reached.

(b)Broker-Dealer and Insurance Agency recognize that all compensation payable to Insurance Agency hereunder will be disbursed by Symetra Life after Premiums are received and accepted by Symetra Life and that no compensation of any kind other than that described in this Agreement is payable to Insurance Agency. Broker-Dealer and Insurance Agency further waive their right to payment of any compensation payable hereunder until SSI in in receipt of such compensation from Symetra Life.

(c)Chargebacks: The commissions payable pursuant to Schedules 2 and/or 3 may be adjusted, and any commission already paid, returned to Symetra Life by Insurance Agency on request as provided therein. If repayment and/or payment under any of the provisions of Schedules 2 and/or 3 is not promptly made following receipt of a notice of request for repayment, Insurance Agency authorizes Symetra Life, at its sole option and to the extent permitted by applicable law, to deduct any such unrepaid compensation or unpaid payment from any future compensation owed by Symetra Life or any affiliate of Symetra Life to Insurance Agency as it becomes due; provided, however, that this option on the part of Symetra Life shall not prevent it from pursuing any other means or remedies available to it to recover such compensation and/or payment.
Subject to the provisions of the Commission section of this Agreement, Insurance Agency will immediately repay Symetra Life commissions not to exceed amounts paid, in accordance with the following:
(i)Insurance Agency will repay commissions paid on the Purchase Payments if Purchase Payments are returned to the Contract owner in the absence of a withdrawal. Annuitizations are not considered to be returned to the Contract owner.
(ii)Insurance Agency will repay Symetra Life 100% of commissions on the amount withdrawn from a Contract, less applicable surrender charges, if withdrawals are made during the first Contract year, in excess of the amount provided under the Contract.
(iii)In the event that a Contract is surrendered, or otherwise rescinded within the first Contract year, then Chargebacks will be made against all commission paid with respect to all annuity contracts.
(iv)The Chargeback provisions will not apply to Trail commissions.
(v)The Chargeback provisions will not apply to:
•Withdrawals of amounts, which do not exceed the free withdrawal amount, provided under the Contract;
•Non-commissionable transfers and rollovers between Symetra Life products;
•Death benefits;
•Benefit payments under an annuitization option of the Contract; or
•Withdrawals that qualify for waiver of surrender charges under the Contract.

(d)Broker-Dealer or Insurance Agency shall immediately remit to Symetra Life any premium retained in error by Broker-Dealer or Insurance Agency.

8.Interest in Agreement.
Agents shall have no interest in this Agreement or right to any commissions to be paid by Symetra Life to Insurance Agency. Insurance Agency shall be solely responsible for the payment of any commission or consideration of any kind to Agents. Insurance Agency shall have no right to withhold or deduct any commission from any Premiums in respect of the Contracts which it may collect.
Insurance Agency shall have no interest in any compensation paid by Symetra Life to SSI, now or hereafter, in connection with the sale of any Contracts hereunder.
9.Term of Agreement.
(a)This Agreement relates solely to the classes of Contracts identified in Schedule 1 to this Agreement.

(b)This Agreement:

(i)may be terminated by any party hereto by giving thirty (30) days' prior written notice to the other parties; or

(ii)shall automatically terminate upon termination of one or more of the Distribution Agreements referenced in Recital A of this Agreement; or

(iii)if Broker-Dealer or Insurance Agency, on the one side, or SSI or Symetra Life, on the other side, should default in a material respect, in their respective obligations under this Agreement, or breach in a material respect, any of their respective representations or warranties made in this Agreement, any non-defaulting or non-breaching party may, at their option, cancel and terminate this Agreement without notice.

(c)Upon termination of this Agreement, all authorizations, rights, and obligations hereunder shall cease except:

(i)the obligation to settle accounts hereunder, including the payment of compensation with respect to Contracts in effect at the time of termination or issued pursuant to applications received by Symetra Life prior to termination or

Premiums received on such Contracts subsequent to termination of this Agreement provided, however, that if this Agreement is terminated by Symetra Life or SSI pursuant to Section 8(b)(iii), Symetra Life’s obligations under this subparagraph (i) shall cease upon such termination;

(ii)the provisions with respect to indemnification set forth in Section 14 hereof;

(iii)the provisions of Sections 4(l) and 4(m) hereof that require Insurance Agency and Broker- Dealer to maintain certain books and records;
(iv)the confidentiality provisions contained in Section 11 hereof;

(v)the audit provisions contained in Section 22; and

(vi)the provisions with respect to complaints and investigations set forth in Section 9 hereof.
10.Complaints and Investigations.
(a)SSI, Symetra Life, Broker-Dealer and Insurance Agency each shall cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. In addition, SSI, Symetra Life, Broker-Dealer and Insurance Agency shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to SSI, Broker-Dealer, their Affiliates and their agents, to the extent that such investigation or proceeding is in connection with the Contracts marketed under this Agreement. Without limiting the foregoing, each party shall promptly notify the other parties of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by such party with respect to any other party, any Agent, or in connection with any Contract marketed under this Agreement or any activity in connection with any such Contract.

(b)In the case of a customer complaint, SSI, Symetra Life, Broker-Dealer and Insurance Agency will cooperate in investigating such complaint and any response by Broker-Dealer or Insurance Agency to such complaint will be sent to Symetra Life for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

11.Assignment.
This Agreement shall be non-assignable by the parties hereto unless an authorized officer of the non-assigning parties agrees to the proposed assignment in writing prior to its effective date.

12.Confidentiality/Security of Information.
Each party shall maintain the confidentiality of any other party's customer list or any other proprietary information that it may acquire in the performance of this Agreement. Symetra Life may furnish Broker-Dealer and/or Insurance Agency with personal customer information that is non-public and confidential in nature. Except as required in order to perform Broker-Dealer and/or Insurance Agency's obligations and duties under this Agreement, to perform joint marketing efforts with Symetra Life, or as permitted by law, Broker-Dealer and/or Insurance Agency shall not use or disclose such non-public or confidential information received from Symetra Life.

Broker–Dealer and Insurance Agency will maintain and enforce safety and physical security procedures with respect to its access and maintenance of personal customer information that provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access. Broker-Dealer and Insurance Agency will notify Symetra Life of any breach of security and use diligent efforts to remedy any breach of security or unauthorized access in a timely manner. Broker-Dealer and Insurance Agency agree to cooperate with Symetra Life’s efforts to remedy any breach of security or unauthorized access.

13.Anti-Money Laundering.
Broker-Dealer represent and warrants that Broker-Dealer has established and maintains, and during the term of this Agreement, Broker-Dealer shall maintain, an anti-money laundering (“AML”) Program in compliance with applicable laws, rules and regulations, including those that relate to the USA PATRIOT Act and sanctions administered by the Office of Foreign Assets Control (OFAC). The parties acknowledge that Symetra Life has established an AML Program pursuant to applicable laws, rules and regulations. As part of Symetra Life’s AML Program and as permitted by AML regulations applicable to Symetra Life, the parties acknowledge and agree that Symetra Life will rely on Broker- Dealer to, and Broker-Dealer agrees to: (1) verify a customer’s identification and the source(s) of funds to be used to purchase a Contract, (2) alert Symetra Life of any facts or “red flags” that suggest existence of a suspicious transaction involving the Contracts, and (3) unless otherwise agreed to by Symetra Life, provide appropriate and continuing AML training to the Agents and other Broker-Dealer employees involved in the solicitation and sale of the Contracts.

14.Modification of Agreement.
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, either oral or written, between the parties relating to the Contracts or among Broker- Dealer and/or Insurance Agency, Symetra Life and SSI, and, except for any amendment of Schedule 1 pursuant to the terms of Section 2 hereof or Schedules 2 and/or 3 pursuant to the terms of Section 6 hereof, may not be modified in any way unless by written agreement signed by all of the parties, provided, however, that Symetra Life reserves the right to unilaterally amend this Agreement (i) in order to comply with a change in applicable law, with such amendment to become effective 30 days after the amendment is delivered to the Broker-Dealer and the Insurance Agency in accordance with Section 16 and (ii) at its discretion, with such amendment to become effective 30 days after the amendment is delivered to the Broker-Dealer and the Insurance Agency in accordance with Section 16 if the Broker-Dealer and Insurance Agency have not objected in writing to the amendment during such 30 day period and/or have submitted applications for the Contracts and/or have accepted compensation for the Contracts after the end of such 30 day period.
15.Indemnification
(a)Broker-Dealer and Insurance Agency, jointly and severally, shall indemnify and hold harmless Symetra Life and each person who controls or is associated with Symetra Life within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

(i)violation(s) by Broker-Dealer, Insurance Agency, or an Agent of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of FINRA;

(ii)any unauthorized use of sales or advertising material, any unauthorized use or distribution of any materials labeled “For Broker-Dealer Use Only”, “For Agency or Producer Use Only” any oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, by Broker- Dealer, Insurance Agency or an Agent;

(iii)claims by the Agents or other agents or representatives of Insurance Agency or Broker- Dealer for commissions or other compensation or remuneration of any type;

(iv)any action or inaction by a clearing broker through whom Broker-Dealer or Insurance Agency processes any transaction pursuant to this Agreement;

(v)any failure on the part of Broker-Dealer, Insurance Agency, or an Agent to submit Premiums or applications to Symetra Life, or to submit the correct amount of a Premium, on a timely basis and in accordance with Section 4 of this Agreement;

(vi)any breach of a fiduciary duty owed by Broker-Dealer, Insurance Agency or an Agent to a contractholder with respect to a Contract; or

(vii)a breach by Broker-Dealer or Insurance Agency of any provision of this Agreement.

This indemnification will be in addition to any liability which Broker-Dealer and Insurance Agency may otherwise have.

(b)Symetra Life shall indemnify and hold harmless Broker-Dealer and Insurance Agency and each person who controls or is associated with Broker-Dealer or Insurance Agency within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

(i)any breach by SSI or Symetra Life of any provision of this Agreement;

(ii)any untrue statement of a material fact contained in the Registration Statement or Prospectus relating to any Contract;

(iii)the omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv)violation(s) by Symetra Life of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of FINRA;or

(v)any breach of a fiduciary duty owed by Symetra Life to a contractholder with respect to a Contract.

This indemnification will be in addition to any liability which Symetra Life may otherwise have.

(c)After receipt by a party entitled to indemnification ("indemnified party") under this Section 14 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 14 ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this Section 14, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

16.Rights, Remedies, etc., are Cumulative.
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of a party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

17.Notices.
All notices hereunder are to be made in writing and shall be given: if to SSI, to:
Symetra Securities, Inc. Attention: President
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004-5135

if to Symetra Life Insurance

Company, to:
Symetra Life Insurance Company Attention: Law Department
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004-5135 if to Broker-Dealer, to:

if to Insurance Agency, to:

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

18.Interpretation, Jurisdiction, Etc.
This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by a party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Washington without giving effect to principles of conflict of laws.

19.Arbitration.
Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in a forum selected by Symetra Life in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

20.Headings.
The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

21.Counterparts.
This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

22.Severability.
This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

23.Audit of Records.
To the extent not otherwise provided herein, each party hereto (the "Requesting Party") shall have the right at its expense, upon reasonable notice to any other party hereto (the "Other Party"), during regular business hours, to audit all the records and practices of the Other Party relating to the business contemplated hereunder in order to determine whether such Other Party is complying with the terms of this Agreement, including the payment of commissions and fees. The Requesting Party shall have the right to copy any of such records at its expense. At its option, such audit may be conducted by the Requesting Party's own personnel or by a qualified independent auditor selected by it. The Requesting Party shall make reasonable efforts to conduct each such audit in a manner that avoids any material disruption of the Other Party's business.

24.Participation in Wholesaling Agreement.
If Broker Dealer has elected to be a part of a wholesaling agreement, Broker Dealer is in effect authorizing Symetra Life to share Broker Dealer’s commissions information and business records with its contracted Wholesaler.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Broker-Dealer

Entity Name:

Signature:

Signatory Name:

Title:

Insurance Agency

Agency Name:

Signature:

Signatory Name:
Title:

Symetra Securities, Inc.

Signature:

Signatory Name:

Title:

Symetra Life Insurance Company

Signature:

Signatory Name:

Title:

SYMETRA LIFE INSURANCE COMPANY
VARIABLE ANNUITY BASE COMMISSION SCHEDULE TERMS

Terms

1.Acceptance of Business
Agency will inform all Agents that no business is to be solicited until the Agent is appointed with Symetra Life Insurance Company (“Company”) according to the applicable state regulations and after the Contract effective date. Commissions are earned on premiums received after the Agent is appointed with the Company.

2.Commissions
Commissions for premiums will be limited to those specified by the most current schedule(s) in effect at the time the business is approved by Company. Such commissions are earned on premiums received while Insurance Agency is Broker-of-Record. The right to receive commissions is conditioned on Insurance Agency’s satisfactory service to Contractholders and Certificateholders and on Insurance Agency’s continuing status as servicing Broker-of-Record as determined by Company.

Unless pre-approved by the Company, premium is limited to a maximum deposit of $1 million, per product and per policyowner, in any one policy or combination of policies within a 12 month period for the Symetra Annuities products offered in Section 2 of this commission schedule. A policy with joint owners is considered to have only one policyowner for purposes of this provision. Company reserves the right to decline any premium submitted without pre- approval. Commission will be paid at the stated commission rate in Payment Schedule, and may be reduced on premium submissions of $1 million or more.

If the owner of an annuity contract is not a natural person, commissions will be paid as if the annuitant is the owner.

3.Trail
Trail commission is compensation based on Contract value and/or variable annuitization value. Trail commission includes product trail and annuitization trail as follows:

Product trail will be paid on (i) the Contract value during the accumulation phase and (ii) the initial variable annuitization value during the annuitization phase.
Annuitization trail will be paid on the initial variable annuitization value during the annuitization phase (this applies only to variable annuitization, not fixed annuitization). However, annuitization trail will not be paid until the CDSCP has expired, or would have expired had the Contract not annuitized.

Trail commission will end (i) if the Contract is terminated prior to the annuity date or (ii) when the annuity ends, whichever occurs first.

4.Change of Servicing Broker-of-Record
Requests for change of servicing Broker-of-Record may be granted if it appears to be in the best interest of the Contractholder or Certificateholder and Company. A change will transfer the right to receive commissions and any liability to the new servicing Broker-of Record.

5.Termination of Sales Agreement
If the Sales Agreement is terminated, Company will continue to pay Insurance Agency commissions on premiums to existing Contracts so long as Insurance Agency remains Broker-of-Record as determined by Company.

Definitions

1.Attained Age
Attained age is determined as of the date premiums are received by Company. For products with joint owners, attained age will be determined using the birth date of the older owner. For annuity contracts that are owned by a non- natural person, attained age will be determined using the birth date of the annuitant.

2.Issue Age
Issue age is determined as of the date premiums are received by Company. Upon receipt of the premiums by the Company, issue age is established for the life of the policy by using the birth date of the older owner. For annuity contracts owned by a non-natural person, the issue age will be determined using the birth date of the annuitant.

3.Premiums
Continuing premiums are ongoing premiums expected to be paid each Contract or Certificate year. Continuing premiums include first-year continuing premiums, increases, and renewals, which are defined as follows:

First-year continuing premiums are ongoing premiums received in the first Contract or Certificate year.

Increases are continuing premiums received after the first Contract or Certificate year in excess of the highest continuing premiums received in any prior year.

Renewals are continuing premiums received after the first Contract or Certificate year, excluding any increases.

Single sum premiums are premiums that are not ongoing in nature. They may be transfers from another contract or insurance carrier, including trustee-to-trustee transfers, rollovers, and exchanges, but they do not include internal transfers or rollovers between Company products. For the purpose of paying commissions and calculating repayments, premiums paid to Individual Retirement Annuities (IRA) and non-qualified annuities will be treated as single sum premiums.

4.Distribution Charge Period (DCP)
DCP is the time during which distribution charges apply as described in the Contracts for all non- registered annuity products.

5.Contingent Deferred Sales Charge Period (CDSCP)
CDSCP is the time during which contingent deferred sales charges apply as described in the applicable product prospectuses and/or contracts.

PAYMENT OF BASE COMMISSIONS WILL BE SUBJECT TO ALL TERMS AND CONDITIONS OF THE MOST CURRENT SCHEDULE(S) IN EFFECT, REGARDLESS OF WHETHER SUCH AGREEMENT WAS PART OF THE AGENCY AGREEMENT AT THE TIME OF TERMINATION.

SCHEDULE 1 PRODUCT SCHEDULE

Single Premium Deferred Registered Indexed Annuity Contracts

N/A

Variable Annuity Contracts

N/A

Variable Life Insurance Policies

N/A

THIS SCHEDULE MAY BE MODIFIED OR CANCELED BY SYMETRA LIFE AT ANY TIME BY PROVIDING WRITTEN NOTICE

ANNUITY INTERNAL TRANSFER SCHEDULE

•The new annuity contract will start a new surrender charge period.
•Internal transfers are subject to suitability and must comply with state regulations. Symetra reserves the right to reject any internal transfer request and to make exceptions to this schedule at any time.
•The existing annuity contract must be outside the surrender charge period in order to be eligible for commission.

New Contract	Commission Rate
Any fixed deferred, fixed indexed annuity or registered indexed annuity	•If the existing contract was inforce less than 5 years, Agency will not be paid a commission.
•If the existing contract was inforce more than 5 and less than 10 years and out of surrender charge period, Agency will be paid a trail commission monthly, at an annual rate of 0.25% beginning immediately.

•If the existing contract was inforce 10 years or more and out of surrender charge period, Agency will be paid a trail commission monthly, at an annual rate of 0.50% beginning immediately.
Any fee based fixed annuity	•Non-commissionable

FIXED ANNUITIZATION SCHEDULE╪

Base commissions will be paid on fixed annuitizations of fixed deferred, fixed indexed annuity or registered indexed annuity contracts. Base commissions will be paid as a percentage of the amount applied to an annuity option, as follows:

Annuitization Schedule	LSA Page (Internal coding only)
•Contracts inforce 0 to 5 years – 0.00% •Contracts inforce over 5 years – 1.25%	655a

THIS SCHEDULE SUPERSEDES ANY PREVIOUS ANNUITY INTERNAL TRANSFER SCHEDULE AND FIXED ANNUITIZATION SCHEDULE OR PROVISIONS.

╪ Refer to the Annuity Commission Schedule for information on whether the Annuity Internal Transfer Schedule and
Fixed Annuitization Schedule apply to Qualified and Non-Qualified Business or Non-Qualified Business only.

LSA-634q 10/18    Symetra Life Insurance Company LSA-655a 03/06

INDIVIDUAL VARIABLE LIFE TERMS AND CONDITIONS
Compensation Terms

1.Insurance Agency will be deemed to be the Broker-of-Record and will receive commissions and fees if any, according to Schedule B of the Base Commission Schedule Endorsement included in this Agreement so long as the servicing agency of any variable life policy (“policy”) is or remains an Agent of Insurance Agency as defined in Section 1(f) of this Agreement to which the schedule is attached. Status as Insurance Agency shall be determined in accordance with Symetra Life’s policies and procedures and as provided herein. If a policyholder requests a change of Agent or Insurance Agency, such request will be granted by Symetra Life and commissions will be paid to the Insurance Agency with whom the new agent is associated.

2.Symetra Life reserves the right to charge Insurance Agency a fee in amounts to be announced from time to time by Symetra Life for applications which have been submitted by Insurance Agency and are subsequently “Withdrawn”, or “Filed Incomplete” and for policies which have been issued on a standard basis pursuant to applications submitted by Insurance Agency and which are returned to Symetra Life as “Not Taken”.

3.If a policy replaces a policy previously issued by Symetra Life on the same policyholder, the commission payable for the first-year of insurance with respect to the new policy will be adjusted in accordance with the rules of Symetra Life in effect at the time of such replacement and if applicable, repaid to Symetra Life by Insurance Agency.

4.In the event that a policy is surrendered under the “free look” provision, or otherwise rescinded, then chargebacks will be made against all compensation paid with respect to such policy.

5.When a policy has additional riders, compensation (if any) will be paid according to the commission below.

6.Insurance Agency has no authority to deliver any policy unless such delivery takes place during the lifetime, and with no change in health, since the date of the application of all the persons proposed for insurance under such policy.
Chargeback

1.In the event a life policy terminates within the time period after policy issue indicated below for any reason other than the death of the policyholder, including but not limited to policy terminations due to lapse or rescission, Insurance Agency must repay commissions as follows, and Symetra Life has the right to chargeback such commission as follows:
Variable Universal Life Policies:

•100% of the commission paid for terminations that occur in policy months 1 through 6;
•50% of the commission paid for terminations that occur in policy months 7 through 18.

Variable Universal Life Policies – With Surrender Value Enhancement Rider:

100% of the commission paid for terminations that occur in policy months 1 through 6; 50% of the commission paid for terminations that occur in policy months 7 through 24; 33% of the commission paid for terminations that occur in policy months 25 through 36; 25% of the commission paid for terminations that occur in policy months 37 through 48.

In the event that any life policy is rescinded at any time during the contestable period, 100% of the commission paid will be charged back.
Repayments by Insurance Agency are limited to commissions paid by Symetra Life directly to Insurance Agency. Commissions paid by Symetra Life directly to an entity, Sub-Insurance Agency or agent within the Insurance Agency’s appointment hierarchy are not the responsibility of Insurance Agency.
Life policies sold by a writing agent to themselves or sold to an individual who the writing agent is married to at the time of sale, will be subject to the above referenced chargeback of 100% of the commissions paid, for terminations that occur in policy months 1 through 24.

2.If Symetra Life returns any portion of the premiums on a policy previously issued, Insurance Agency will repay to Symetra Life the commissions previously received with respect to the returned premiums. In addition, Insurance Agency will repay to Symetra Life the commissions previously received on canceled insurance, and on reductions in premiums, at the same rate as those on which commissions were originally received. Repayments by Insurance Agency are limited to commissions paid by Symetra Life directly to Insurance Agency. Commissions paid by Symetra Life directly to an entity, Sub-Insurance Agency or agent within the Insurance Agency’s appointment hierarchy are not the responsibility of the Insurance Agency.

3.In the event of a Contract Rescission, a repayment of all commission previously paid to Symetra Life on such Contract will be required. Repayments by Insurance Agency are limited to commissions paid by Symetra Life directly to Insurance Agency. Commissions paid by Symetra Life directly to an entity, Sub-Insurance Agency or agent within the Insurance Agency’s appointment hierarchy are not the responsibility of the Insurance Agency.

4.In addition to commission payable, Symetra Life may award to the Writing Insurance Agency Annual First Year Premium (AFYP) production credit.

5.When a Writing Insurance Agency sells additional insurance riders, commissions will be calculated and paid according to the attached commission schedule(s).

6.If this Agreement is terminated, the commissions payable to the Writing Insurance Agency shall be limited to those payable as first year and renewal commissions at the rate provided in the Individual Life Policies Base Commission Schedule in effect on the date of termination.

7.No Commissions or service fees will be paid with respect to:
•Premiums which are waived under the terms of a Contract;
•Premiums for temporary extra rating for five years or less;
•Premiums for a Contract that is a conversion of group life or health insurance coverage.
If an Insurance Agency is terminated due to uncollectible outstanding Insurance Agency commission debt, terms defined in first provision above will be revoked and basic first year and renewal commissions will no longer be vested.

8.When a conversion privilege is exercised, and the new Contract is dated as of a current date, commissions will be calculated in accordance with the rules of Company in effect at the time of such conversion. If Company determines a Contract replaces a Contract previously issued by Company on the same insured, the commission payable for the first year of insurance for the new Contract will be calculated in accordance with the rules of Company in effect at the time of such replacement.

AFFILIATED INSURANCE AGENCY AGREEMENT

The following paragraph is added to Section 1:

Affiliated Insurance Agency - For the purposes of this Agreement, “Affiliated Insurance Agency” shall mean the entity serving as a licensed insurance agency in any jurisdiction where Insurance Agency chooses not to, or cannot be licensed to so serve, and in any such jurisdiction, any duties and responsibilities of, or benefits or authorizations accruing to, Insurance Agency under this Agreement shall be deemed to be the duties and obligations of, and benefits or authorizations accruing to, the Affiliated Insurance Agency licensed in such jurisdiction. In such event, the term “Insurance Agency” shall be deemed to refer to the Affiliated Insurance Agency rather than __________________________ where appropriate to carry out the intent of the parties and any such Affiliated Insurance Agency shall be joined as an additional party to this Agreement.

SYMETRA SECURITIES, INC. Signature Title	SYMETRA LIFE INSURANCE COMPANY Signature Title
BROKER-DEALER Signature Printed Name/Title	INSURANCE AGENCY Signature Printed Name/Title
The following Affiliated Insurance Agencies are joined as additional parties:
AFFILIATED INSURANCE AGENCY SSN/TIN Signature Printed Name/Title State	AFFILIATED INSURANCE AGENCY SSN/TIN Signature Printed Name/Title State